Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated October 9, 2007, relating to the financial statements, which appears in ZBB Energy Corporation’s Annual Report on Form 10-KSB for the year ended June 30, 2007.

/s/ PKF

Certified Public Accountants

A Professional Corporation

New York, New York

April 11, 2008